Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Trillium Therapeutics Inc., for the registration of common shares, first preferred shares, subscription receipts, warrants and units, and to the incorporation by reference therein of our report dated March 18, 2021, with respect to the consolidated financial statements of Trillium Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
March 18 2021	Licensed Public Accountants